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                                                      EXHIBIT (n)(2)(i)



                        CONSENT OF INDEPENDENT AUDITORS


The Board of Trustees and Shareholders of
 Van Kampen Senior Floating Rate Fund:

We consent to the reference to our firm under the headings "Financial Highlights" in the Prospectus and "Independent Auditors" in the Statement of Additional Information and to the inclusion in Part C of the Registration Statement of our report dated September 14, 1999 covering the financial highlights of the Van Kampen Senior Floating Rate Fund for the year ended July 31, 1999 and for the period March 27, 1998 (commencement of investment operations) to July 31, 1998.



/s/ KPMG LLP

Chicago, Illinois

October 15, 2001